Exhibit 99.1

Pharmacyclics Files Supplemental New Drug Application for
IMBRUVICA with Phase III CLL Study Data

SUNNYVALE, Calif., April 8, 2014 -- Pharmacyclics, Inc. (PCYC) today announced that it has submitted a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA), based on data from the randomized, multi-center, open-label Phase III RESONATETM study, PCYC-1112, a head-to-head comparison of single agent IMBRUVICATM (ibrutinib) versus ofatumumab in 391 patients with chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL), who had received at least one prior therapy. IMBRUVICA is being jointly developed and commercialized by Pharmacyclics and Janssen Biotech, Inc.

At a planned interim analysis in January 2014, the results of the RESONATE study demonstrated a statistically significant improvement in progression-free survival, the primary endpoint of the study, in patients treated with IMBRUVICA. Further, patients in the IMBRUVICA arm also showed a statistically significant improvement in overall survival, a key secondary endpoint of the trial. The safety profile of IMBRUVICA was acceptable and showed a favorable risk benefit profile. Data from this study will be discussed in a presentation at the 50th annual meeting of the American Society of Clinical Oncology in Chicago, May 30 – June 3, 2014.

“This supplemental new drug application in previously treated CLL patients is our first Phase III submission to the FDA seeking full approval for the use of IMBRUVICA. It is another major milestone in our clinical development plan, which currently includes 10 Phase III studies,” said Bob Duggan, CEO and Chairman of the Board of Pharmacyclics. “Our company’s mission is to serve as an ally to patients. In the RESONATE study, single agent IMBRUVICA provided a significant benefit for patients with CLL. We look forward to working with the FDA as they review the data from this Phase III study.”

The FDA granted an accelerated approval for IMBRUVICA as a single agent for the treatment of patients with MCL or CLL, who have received at least one prior therapy. The accelerated approval for these indications was based on the overall response rate (ORR) of patients in the Phase II clinical studies of PCYC-1102 and PCYC-1104. An improvement in survival or disease-related symptoms was not established in these studies. IMBRUVICA is the first once-daily, single-agent, oral kinase inhibitor for patients with MCL or CLL who have received one prior therapy.

CLL is a slow-growing blood cancer of the white blood cells (lymphocytes), most commonly B-cells. CLL is the most common adult leukemia. Approximately 16,000 patients in the U.S. are diagnosed each year with CLL. The prevalence of CLL is approximately 114,500 in the U.S. CLL is a chronic disease that predominantly occurs in the elderly and the average age of diagnosis is 72.The five-year survival is approximately 82 percent.

MCL is also a blood cancer; it is an aggressive type of B-cell non-Hodgkin lymphoma (NHL) that usually occurs in older adults. The disease typically involves the lymph nodes, but can spread to other tissues, such as bone marrow, liver, spleen, and gastrointestinal tract. The prevalence of MCL is approximately 11,300 in the U.S. and patients survive an average of five years.

CLL and MCL are both classified as orphan or rare diseases, defined as agents which affect fewer than 200,000 Americans. Patients commonly receive multiple lines of treatment over the course of their disease.

INDICATIONS

IMBRUVICA is indicated for the treatment of:

•	Patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.

•	Patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy.

The FDA’s accelerated approval of these indications was based on the overall response rate of patients in the Phase II clinical trials of PCYC-1102 and PCYC-1104. Improvements in survival or disease-related symptoms were not established in these studies.

IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

Hemorrhage – Five percent of patients with MCL and 6% of patients with CLL had Grade 3 or higher bleeding events (subdural hematoma, ecchymoses, gastrointestinal bleeding, and hematuria). Overall, bleeding events including bruising of any grade occurred in 48% of patients with MCL treated with 560 mg daily and 63% of patients with CLL treated at 420 mg daily.

The mechanism for the bleeding events is not well understood.  IMBRUVICA may increase the risk of hemorrhage in patients receiving antiplatelet or anticoagulant therapies. Consider the benefit-risk of withholding IMBRUVIC for at least 3 to 7 days pre and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections - Fatal and non-fatal infections have occurred with IMBRUVICA therapy. At least 25% of patients with MCL and 35% of patients with CLL had infections Grade 3 or greater NCI Common Terminology Criteria for Adverse Events (CTCAE). Monitor patients for fever and infections and evaluate promptly.

Myelosuppression - Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients with MCL and 35% of patients with CLL. These included neutropenia (29%), thrombocytopenia (17%) and anemia (9%) in patients with MCL and neutropenia (27%) and thrombocytopenia (10%) in patients with CLL. Monitor complete blood counts monthly.

Renal Toxicity - Fatal and serious cases of renal failure have occurred with IMBRUVICA therapy. Treatment-emergent increases in creatinine levels up to 1.5 times the upper limit of normal occurred in 67% of patients with MCL and 23% of patients with CLL. Increases in creatinine 1.5 to 3 times the upper limit of normal occurred in 9% of patients with MCL and 4% of patients with CLL. Periodically monitor creatinine levels. Maintain hydration.

Second Primary Malignancies - Other malignancies have occurred in 5% of patients with MCL and 10% of patients with CLL who have been treated with IMBRUVICA. Four percent of patients with MCL, had skin cancers, and 1% had other carcinomas. Eight percent of patients with CLL had skin cancers and 2% had other carcinomas.

Embryo-Fetal Toxicity - Based on findings in animals, IMBRUVICA can cause fetal harm when administered to a pregnant woman. Advise women to avoid becoming pregnant while taking IMBRUVICA. If this drug is used during pregnancy or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

ADVERSE REACTIONS –

MCL: The most commonly occurring adverse reactions (≥20%) in the clinical trial were thrombocytopenia*, diarrhea (51%), neutropenia*, anemia*, fatigue (41%), musculoskeletal pain (37%), peripheral edema (35%), upper respiratory tract infection (34%), nausea (31%), bruising (30%), dyspnea (27%), constipation (25%), rash (25%), abdominal pain (24%), vomiting (23%), and decreased appetite (21%).

*Treatment-emergent decreases (all grades) of platelets (57%), neutrophils (47%) and hemoglobin (41%) were based on laboratory measurements and adverse reactions.

The most common Grade 3 or 4 non-hematological adverse reactions (≥5%) were pneumonia (7%), abdominal pain (5%), atrial fibrillation (5.4%), diarrhea (5%), fatigue (5%), and skin infections (5%).  Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients. Ten patients (9%) discontinued treatment due to adverse reactions in the trial (N=111).

The most frequent adverse reaction leading to treatment discontinuation was subdural hematoma (1.8%). Adverse reactions leading to dose reduction occurred in 14% of patients.

CLL: The most commonly occurring adverse reactions (≥ 20%) in the clinical trial were thrombocytopenia*, diarrhea (63%), bruising (54%), neutropenia*, anemia*, upper respiratory tract infection (48%), fatigue (31%), musculoskeletal pain (27%), rash (27%), pyrexia (25%), constipation (23%), peripheral edema (23%), arthralgia (23%), nausea (21%), stomatitis (21%), sinusitis (21%), and dizziness (21%).

*Treatment-emergent decreases (all grades) of platelets (71%), neutrophils (54%) and hemoglobin (44%) were based on laboratory measurements per IWCLL criteria and adverse reactions.

The most common Grade 3 or 4 non-hematological adverse reactions (≥ 5%) were pneumonia (8%), hypertension (8%), atrial fibrillation (6.3%), sinusitis (6%), skin infection (6%), dehydration (6.4%), and musculoskeletal pain (6%). Treatment-emergent Grade 3 or 4 cytopenias were reported in 35% of patients.

Five patients (10%) discontinued treatment due to adverse reactions in the trial (N=48). These included 3 patients (6%) with infections and 2 patients (4%) with subdural hematomas. Adverse reactions leading to dose reduction occurred in 13% of patients.

DRUG INTERACTIONS

CYP3A Inhibitors - Avoid concomitant administration with strong or moderate inhibitors of CYP3A. If a moderate CYP3A inhibitor must be used, reduce the IMBRUVICA dose.

CYP3A Inducers - Avoid co-administration with strong CYP3A inducers.

SPECIAL POPULATIONS - Hepatic Impairment - Avoid use in patients with baseline hepatic impairment.

For the full prescribing information, visit http://www.imbruvica.com/downloads/Prescribing_Information.pdf

Access to IMBRUVICA

Patients who are prescribed IMBRUVICA can receive access support through several distinct programs:

•
The YOU&i Start™ program enables eligible patients who have been prescribed IMBRUVICA for an FDA-approved indication and are experiencing insurance coverage delays to access free product for a limited period of time, if they meet certain requirements. In addition, our YOU&i Access service center is set up to help patients ensure that all access-related administration is properly handled.

•
The YOU&i Access™ Instant Savings Program helps commercially insured patients who have difficulties with out-of-pocket expenses for IMBRUVICA. Eligible patients may receive support to reduce their monthly out-of-pocket costs to $25.

•
Patients who are deemed uninsured and eligible, and who qualify based on financial need, can access IMBRUVICA through the Johnson & Johnson Patient Assistance Foundation (JJPAF), an independent non-profit organization to which Pharmacyclics makes donations.

•	Pharmacyclics will also support third party foundations, organizations and other efforts to help patients in need get access to appropriate care.

More information about these comprehensive patient access programs is accessible at 1-877-877-3536 or at www.IMBRUVICA.com.

About IMBRUVICA

IMBRUVICA is indicated for the treatment of patients with mantle cell lymphoma or chronic lymphocytic leukemia who have received at least one prior therapy.1 For more information about IMBRUVICA, including the full prescribing information, please visit www.IMBRUVICA.com. IMBRUVICA is a first in class, oral therapy and is a new agent that inhibits a protein called Bruton’s tyrosine kinase (BTK).1 BTK is a key signaling molecule of the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B cells.8,9,10 IMBRUVICA blocks signals that tell malignant B cells to multiply and spread uncontrollably.1,11 It is one of the first medicines to file for FDA approval via the new Breakthrough Therapy Designation pathway, enabling Pharmacyclics to rapidly bring this medicine to patients in need.

To date, nine Phase III trials have been initiated with ibrutinib and a total of 39 trials are currently registered on www.clinicaltrials.gov. Janssen and Pharmacyclics entered a collaboration and license agreement in December 2011 to co-develop and co-commercialize IMBRUVICA.

About Pharmacyclics

Pharmacyclics® is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs; and to identify and control promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has three product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to viable commercialization.

Pharmacyclics is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “goal”, “should”, “would”, “project”, “plan”, “predict”, “intend”, “target” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.